CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Equipointe Growth and Income Fund, a series of the Equipointe Funds, of our report dated February 2, 2006 on the financial statements and financial highlights included in the December 27, 2005 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and under the headings "Audits and Reports" and "Financial Statements” in the Statement of Additional Information.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

August 28, 2006